Exhibit 99.6

GRIDIRON INTERMEDIATE HOLDINGS, LLC

(A Delaware Limited Liability Company)

AND SUBSIDIARIES

Consolidated Financial Statements

For the period January 1, 2024 to August 8, 2024, and
for the year ended December 31, 2023

(With Independent Auditor’s Report Thereon)

KPMG LLP

Suite 4000

1735 Market Street

Philadelphia, PA 19103-7501

Independent Auditors’ Report

The Member

Gridiron Intermediate Holdings, LLC:

Opinion

We have audited the consolidated financial statements of Gridiron Intermediate Holdings, LLC and its subsidiaries (the Company), which comprise the consolidated balance sheets as of August 8, 2024 and December 31, 2023, and the related consolidated statements of operations, member’s equity, and cash flow for the periods then ended, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of August 8, 2024 and December 31, 2023, and the results of its operations and its cash flows for the periods then ended in accordance with U.S. generally accepted accounting principles.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Emphasis of Matter

As discussed in Note 12 to the consolidated financial statements, the Company has elected to change its method of accounting for interest rate swaps to remove the application of the simplified hedge accounting alternative available for private companies. Consequently, the Company’s consolidated financial statements for the year ended December 31, 2023 have been revised. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with U.S. generally accepted accounting principles, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the consolidated financial statements are available to be issued.

Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

Philadelphia, Pennsylvania

June 26, 2025

GRIDIRON INTERMEDIATE HOLDINGS, LLC

(A Delaware Limited Liability Company)

AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands)

	August 8, 2024	December 31, 2023
Assets
Current assets:
Restricted cash	$51,897	15,202
Accounts receivable	19,092	17,392
Inventory	29,979	29,857
Prepaid expenses	3,576	4,500
Deposits	15,274	18,570
Intangible assets	584	584
Assets from risk management activities	51,793	64,850
Total current assets	172,195	150,955
Property, plant, and equipment	1,872,455	1,867,941
Accumulated depreciation	(540,243)	(498,555)
Total property, plant, and equipment, net	1,332,212	1,369,386
Intangible assets, net	9,792	10,145
Assets from risk management activities	143,164	154,580
Operating lease right-of-use assets, net	18,527	19,099
Other noncurrent assets	5,947	3,027
Total assets	$1,681,837	1,707,192
Liabilities and Member’s Equity
Current liabilities:
Current portion of long term debt	$52,069	60,631
Short term debt	59,500	-
Accounts payable and accrued expenses	65,896	106,653
Liabilities from risk management activities	121,500	148,746
Operating lease liabilities	707	706
Total current liabilities	299,672	316,736
Long term debt	431,211	461,665
Asset retirement obligations	5,077	4,924
Liabilities from risk management activities	276,854	340,447
Operating lease liabilities	20,601	21,026
Total liabilities	1,033,415	1,144,798
Member’s equity	648,422	562,394
Total liabilities and member’s equity	$1,681,837	1,707,192

See accompanying notes to the consolidated financial statements.

GRIDIRON INTERMEDIATE HOLDINGS, LLC

(A Delaware Limited Liability Company)

AND SUBSIDIARIES

Consolidated Statements of Operations

January 1, 2024 to August 8, 2024 and Year ended December 31, 2023

(In thousands)

	January 1 to August 8	Year Ended December 31,
	2024	2023
Revenues:
Energy and capacity revenues	$211,973	350,061
Gain on risk management activities	81,199	294,102

Total revenues	293,172	644,163

Operating expenses:
Fuel and transportation	85,697	176,688
Loss on risk management activities	18,977	135,908
Operating and maintenance	34,049	70,310
General and administrative	3,462	5,475
Depreciation	41,686	69,319
Accretion	154	242
Total operating expenses	184,024	457,942

Operating income	109,148	186,221

Interest expense, net	(24,518)	(42,454)
Other loss, net	(2,603)	-

Net income	$82,028	143,767

See accompanying notes to the consolidated financial statements.

GRIDIRON INTERMEDIATE HOLDINGS, LLC

(A Delaware Limited Liability Company)

AND SUBSIDIARIES

Consolidated Statements of Member’s Equity

(In thousands)

Member’s
equity
Balances at December 31, 2022	$415,127
Net income	143,767
Capital contributions	3,500
Balances at December 31, 2023	$562,394

Balances at December 31, 2023	$562,394
Net income	82,028
Capital contributions	4,000
Balances at August 8, 2024	$648,422

See accompanying notes to the consolidated financial statements.

GRIDIRON INTERMEDIATE HOLDINGS, LLC

(A Delaware Limited Liability Company)

AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands)

	January 1 to August 8	Year Ended December 31,
	2024	2023
Cash flows from operating activities:
Net income	$82,028	143,767
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	41,686	69,319
Amortization of intangible assets	353	584
Amortization of right-of-use assets	572	918
Amortization of deferred financing costs	2,210	4,230
Risk management activities	(66,492)	(162,786)
Accretion	154	242
Change in assets and liabilities:
Decrease in accounts receivable	(1,700)	45,266
Decrease (increase) in inventory and capital spares	(122)	14,683
Decrease in prepaid expenses	924	305
Decrease (Increase) in deposits	3,296	(615)
Decrease in other current assets	-	650
(Increase) decrease in other noncurrent assets	(2,920)	1,887
Decrease in accounts payable and accrued expenses	(40,755)	(30,896)
Decrease increase in deferred revenue	-	(591)
Decrease in operating lease liabilities	(424)	(632)
Net cash provided by operating activities	18,810	86,331
Cash flows from investing activities:
Capital expenditures	(4,514)	(2,911)
Net cash used in investing activities	(4,514)	(2,911)
Cash flows from financing activities:
Proceeds from issuance of short-term debt	123,500	3,000
Principal payments on short-term debt	(64,000)	(44,000)
Principal payments on long-term debt	(41,101)	(72,959)
Capital contributions	4,000	3,500
Net cash provided by (used in) financing activities	22,399	(110,459)
Net change in restricted cash	36,695	(27,039)
Restricted cash, beginning of period	15,202	42,241
Restricted cash, end of period	$51,897	15,202
Supplemental disclosure of cash flow information:
Cash paid for interest	$18,049	39,398

See accompanying notes to the consolidated financial statements.

GRIDIRON INTERMEDIATE HOLDINGS, LLC

(A Delaware Limited Liability Company)

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

For the period January 1, 2024 to August 8, 2024

and for the year ended December 31, 2023

(1)	Organization

Gridiron Intermediate Holdings, LLC (Gridiron Intermediate or the Company) a Delaware limited liability company, was formed on August 29, 2019 to wholly own Gridiron Acquisition Holdings, LLC, which wholly owns Gridiron Funding, LLC (Gridiron Funding), which owns and finances certain power generation facilities which produces, sells and delivers energy and energy products and services into the PJM Interconnection LLC and ISO-New England Inc. (PJM and ISO-NE) power markets in the United States. Gridiron Funding includes LSP University Park, LLC (University Park), University Park Energy, LLC (University Park Energy), Wallingford Energy, LLC (Wallingford), Riverside Generating Company, LLC (Riverside), Doswell Limited Partnership (Doswell), (collectively, the Generation Facilities), Amsterdam Holdings, LLC, Wallingford Energy II LLC, Port River Energy Marketing, LLC, and Amsterdam Energy Marketing, LLC.

Gridiron Intermediate is indirectly wholly owned by Gridiron Holdings, LLC (Gridiron Holdings). Gridiron Energy, LLC (Gridiron Energy) and Gridiron Energy Management, LLC (Gridiron Management), respectively, own 100% of the Class A interests and 100% of the Class P interests in Gridiron Holdings. Gridiron Management is the manager of Gridiron Energy and Gridiron Holdings. Gridiron Services, LLC provides asset manager services to Gridiron Holdings. Gridiron Energy is scheduled to terminate on April 19, 2026, provided however, that such date may be extended by Gridiron Management for two additional one-year terms, and may be further extended in accordance with the Gridiron Energy Membership and Participation Agreement.

The Generation Facilities that are owned by the Company are described below:

Entity	Location	Size	Year operational	Type
LSP University Park, LLC	University Park, IL	582 MW	2002	Simple Cycle
University Park Energy, LLC	University Park, IL	328 MW	2001	Simple Cycle
Wallingford Energy, LLC	Wallingford, CT	350 MW	2002	Simple Cycle
Riverside Generating Company, LLC	Louisa, KY	976 MW	1999	Simple Cycle
Doswell Limited Partnership	Hanover County, VA	1274 MW	2001, 1992	Simple Cycle & Combined Cycle

(2)	Summary of Significant Accounting Policies

(a)	Basis of presentation

The consolidated financial statements and related notes are presented in accordance with U.S. generally accepted accounting principles (U.S. GAAP). These consolidated financial statements include the financial statements of the Company. All intercompany transactions have been eliminated in the consolidated financial statements.

Operating results for the period ended August 8, 2024 are not necessarily indicative of the results that may be expected for the year ending December 31, 2024 or for any other period. The operating results for fiscal year 2024 reflect activity only up to August 8, 2024, due to a Contribution transaction that occurred on August 9, 2024 (refer to Note 12). The consolidated balance sheet at December 31, 2023 has been derived from the audited consolidated financial statements at that date.

GRIDIRON INTERMEDIATE HOLDINGS, LLC

(A Delaware Limited Liability Company)

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

For the period January 1, 2024 to August 8, 2024

and for the year ended December 31, 2023

These consolidated financial statements and notes reflect the Company’s evaluation of events occurring subsequent to the consolidated balance sheet date through June 26, 2025, the date the consolidated financial statements were issued.

(b)	Use of Estimates

Management makes estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities and reported amounts of revenues and expenses to prepare the consolidated financial statements in conformity with U.S. generally accepted accounting principles. The most significant of these estimates and assumptions relate to the valuation of derivative instruments and asset retirement obligations. Actual results could differ materially from those estimates.

(c)	Restricted Cash

Restricted cash consists of amounts that are restricted under the terms of the Company’s financing agreements from transfer or dividend until such time as certain conditions are met. Such restricted cash is used primarily for operating expenses and debt service.

(d)	Accounts Receivable

Accounts receivable primarily consists of amounts owed to the Company from Engie Energy Marketing NA, Inc. (Engie), Boston Energy Trading Marketing LLC (BETM), and Nextera Energy Power Marketing, LLC (Nextera) under energy management agreements (EMA or collectively the EMAs) for electric energy delivered to the PJM or ISO-NE markets (collectively the RTOs) and amounts owed to the Company from the RTOs for capacity delivered to the respective market. Accounts receivable also consists of amounts owed to the Company for hedge settlements, fuel sales, and bilateral capacity settlements from energy marketers or other counterparties.

(e)	Allowance for doubtful accounts

Management establishes reserves on accounts receivable if it becomes probable that the Company will not collect part of the outstanding accounts receivable balance. Management reviews collectability and establishes or adjusts its allowance using the specific identification method.

GRIDIRON INTERMEDIATE HOLDINGS, LLC

(A Delaware Limited Liability Company)

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

For the period January 1, 2024 to August 8, 2024

and for the year ended December 31, 2023

(f)	Inventory

Inventory consists of fuel oil, natural gas and spare parts used in the production of electricity. Inventory is stated at the lower of weighted average cost or net realizable value. The current carrying value of both fuel oil and natural gas inventories will be recovered with normal profits in the ordinary course of business through the generation and sale of energy. As of August 8, 2024, and December 31, 2023, fuel oil was $9.0 million. As of August 8, 2024, and December 31, 2023, spare parts inventories were $21.0 and $20.9 million, respectively.

(g)	Property, Plant, and Equipment

Property, plant and equipment is stated at cost, less accumulated depreciation. Depreciation is computed on a straight-line basis over the estimated useful lives of individual assets or classes of assets. Plant and equipment is being depreciated over the estimated useful lives of the respective power generation facilities ranging from 20 to 30 years. The estimated useful lives for computer software is 3 years, computer hardware is 5 years, vehicles are 5 years, and office equipment and furniture and fixtures are 7 years. Property, plant, and equipment also includes capital spares inventory available for use in major maintenance. Additions and improvements extending asset lives beyond their remaining estimated useful lives and capital spares are capitalized, while repairs and maintenance, including major maintenance, are charged to expense as incurred.

(h)	Impairment of Long Lived Assets and Intangible Assets

In accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 360, Property, Plant, and Equipment, long-lived assets and intangible assets with determinable useful lives are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to the future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets and would be charged to earnings. Assets to be disposed of are reported at the lower of the carrying amount or fair value less the costs to sell. Intangible assets are amortized over their respective estimated useful lives in accordance with ASC 350, Intangibles – Goodwill and Other, which promulgates the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset.

(i)	Asset Retirement Obligations

In accordance with ASC 410, Asset Retirement Obligations and Environmental Obligations, the Company recognizes the fair value of the liability for asset retirement obligations in the period in which it is incurred if a reasonable estimate of fair value can be made. An amount equal to the present value of the liability is added to the carrying amount of the associated asset and this additional carrying amount is depreciated over the useful life of the asset. The liability is accreted through charges to operating expenses. If the obligation is settled for an amount other than the carrying amount of the liability, a gain or loss is recognized upon settlement.

GRIDIRON INTERMEDIATE HOLDINGS, LLC

(A Delaware Limited Liability Company)

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

For the period January 1, 2024 to August 8, 2024

and for the year ended December 31, 2023

As of August 8, 2024 and December 31, 2023, the Company had a liability of $5.1 million and $4.9 million, respectively, for asset retirement obligations to provide for the future removal and dismantling of the Riverside and Wallingford generation facilities. For the periods ended August 8, 2024, and December 31, 2023, accretion expense was $154 thousand and $242 thousand, respectively, in the accompanying consolidated statements of operations.

(j)	Leases

In accordance with FASB ASC 842, Leases, the Company evaluates each contract at inception to determine if it contains a lease. The Company considers a contract to be a lease when an asset is either explicitly or implicitly identified in the contract; and the contract conveys to the Company the right to control the use of the identified asset during the contract period. Operating leases are included in Operating lease right-of-use assets, net and Operating lease liabilities in the Company’s consolidated balance sheet.

Operating lease right-of-use assets represent our right to use an underlying asset for the lease term, and operating lease liabilities represent our obligation to make lease payments arising from the lease, both of which are recognized based on the present value of the future minimum lease payments over the lease term at the commencement date. Renewal options that are reasonably certain to be exercised are included in the lease term. In determining the present value of the future lease payments, the Company uses the incremental borrowing rate, which is the rate of interest that the Company would have to pay to borrow, on a collateralized basis, over a similar term an amount equal to the payments for the lease. Short-term leases, leases with a term of 12 months are less at inception, are not recorded on the Company’s consolidated balance sheet. Lease expenses for all operating leases are expensed on a straight-line basis over the lease term on the Company’s consolidated statement of income. (See Note 5).

(k)	Intangible Assets

The Company recorded an acquired asset management arrangement at fair value as an intangible asset on the accompanying consolidated balance sheets. The intangible asset is being amortized using the straight line method over the term of the contract as a reduction in Energy and capacity revenues on the accompanying consolidated statements of operations.

As of August 8, 2024, and December 31, 2023, the intangible asset, net of amortization, is $9.8 million and $10.1 million, respectively. For the periods ended August 8, 2024, and December 31, 2023, the Company recorded $353 thousand and $584 thousand of amortization related to the arrangement.

(l)	Revenue Recognition

Capacity and bilateral capacity revenues are recognized over time as the Company satisfies its performance obligations of maintaining available generation capacity at negotiated contract terms. Electric energy revenue consists of physical and financial transactions and is recognized when the performance obligation is satisfied upon delivery of electricity to customers. Physical transactions for the sale of generated electricity to meet supply are recorded on a gross basis in accordance with ASC 606, Revenue from Contracts with Customers (ASC 606), as the Company controls the specified electricity before transfer to customers. The Company has elected to apply the practical expedient to recognize revenue in the amount it has the right to invoice for both capacity and energy revenue, as this represents the value transferred to customers.

GRIDIRON INTERMEDIATE HOLDINGS, LLC

(A Delaware Limited Liability Company)

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

For the period January 1, 2024 to August 8, 2024

and for the year ended December 31, 2023

For the period ended August 8, 2024, and December 31, 2023, capacity revenues were $30.1 million and $65.7 million, respectively, which are reflected as a component of energy and capacity revenues in the accompanying consolidated statements of operations. Additionally, for the year ended December 31, 2023, the capacity performance related net penalty was reduced by $14.0 million (See Note 10).

(m)	Debt Issuance and Deferred Financing Costs

Debt issuance and deferred financing costs are amortized over the term of the Company’s financing arrangements using effective interest method. Unamortized debt issuance and deferred financing costs are reflected as a components of Current portion of long term debt and Long term debt on the accompanying consolidated balance sheets.

(n)	Derivative Financial Instruments

The Company has entered into agreements that meet the definition of a derivative in accordance with ASC 815. These agreements are entered into to mitigate or eliminate market and financial risks. ASC 815 provides for three different ways to account for derivative instruments: (i) as an accrual agreement, if the criteria for the “normal purchase normal sale” exception are met and documented; (ii) as a cash flow or fair value hedge, if the specified criteria are met and documented; or (iii) as a mark-to-market agreement with changes in fair value recognized in current period earnings. All derivative instruments that do not qualify for the normal purchase normal sale exception are recorded at fair value in Assets and Liabilities from risk management activities on the accompanying consolidated balance sheets.

GRIDIRON INTERMEDIATE HOLDINGS, LLC

(A Delaware Limited Liability Company)

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

For the period January 1, 2024 to August 8, 2024

and for the year ended December 31, 2023

If designated as a cash flow or fair value hedge, the Company documents all relationships between hedging instruments and hedged items, as well as its risk management objective and strategy. This process includes linking all derivatives that are designated as hedges to specific assets or liabilities on the accompanying consolidated balance sheets or to forecasted transactions. The Company also assesses, both at the hedge’s inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in cash flows of the hedged items. When it is determined that a derivative is not highly effective as a hedge or that it has ceased to be a highly effective hedge, the Company discontinues hedge accounting prospectively. This could occur when: (1) it is determined that a derivative is no longer effective in offsetting changes in the cash flows of a hedged item; (2) the derivative expires or is sold, terminated, or exercised; or (3) the derivative is discontinued as a hedging instrument, because it is unlikely that a forecasted transaction will occur. When hedge accounting is discontinued because it is determined that the derivative no longer qualifies as an effective hedge of cash flows, the derivative will continue to be carried at fair value on the accompanying consolidated balance sheets and the gains and losses that were accumulated in other comprehensive income or loss are recognized immediately or over the remaining term of the forecasted transaction in the accompanying consolidated statements of operations.

Changes in the fair value of derivative instruments are recognized in the accompanying consolidated statements of operations. Any gains and losses resulting from changes in the market value of the derivative instruments are recorded in the accompanying consolidated statements of operations in the current period.

(o)	Fair Value Measurements

Fair value, as defined in ASC 820, Fair Value Measurements and Disclosures (ASC 820), is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The Company utilizes market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable. The Company primarily applies the market approach for recurring fair value measurements and endeavors to utilize the best available information. Accordingly, the valuation techniques used maximize the use of observable inputs and minimize the use of unobservable inputs.

GRIDIRON INTERMEDIATE HOLDINGS, LLC

(A Delaware Limited Liability Company)

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

For the period January 1, 2024 to August 8, 2024

and for the year ended December 31, 2023

(p)	Fair Value of Financial Instruments

The carrying amounts of restricted cash, accounts receivable, accounts payable and accrued expenses, and short-term debt are equal to or approximate their fair values due to the short-term maturity of those instruments. As of August 8, 2024, and December 31, 2023, the fair values of long-term debt is estimated to be $442 million and $508 million, respectively.

(q)	Income Taxes

The Company and its subsidiaries have been organized as limited liability companies and are treated as disregarded entities for federal and state income tax purposes. Therefore, federal and state income taxes are assessed at the member’s level.

The Company, in accordance with ASC 740, Income Taxes, performs the evaluation of tax positions taken or expected to be taken in the course of preparing the Company’s tax returns to determine whether the tax positions are ’‘more likely than not’’ of being sustained by the applicable tax authority. Tax positions not deemed to meet the more likely than not threshold would be derecognized and recorded as a tax benefit or expense in the current year. However, the Company’s conclusions regarding these uncertain tax positions will be subject to review and may be adjusted at a later date based on factors including, but not limited to, ongoing analysis of tax laws, regulations and interpretations thereof.

(r)	Regional Greenhouse Gas Initiative Allowances

The Company is located in states that participate in the Regional Greenhouse Gas Initiative (RGGI) to reduce greenhouse gas emissions. The Company is required to possess RGGI allowances equal to its CO2 emissions over a three-year control period. The Company must hold allowances equal to 50% of its emissions during each interim control period (the first two calendar years of each three-year control period), and 100% of all three years’ allowances must be surrendered by March 1 after the three year control period. RGGI allowances must be surrendered by March 1, 2024, for the three year control period ended December 31, 2023. The Company records RGGI allowances as other assets or other liabilities at the weighted-average cost or fair market value, as appropriate, on the accompanying consolidated balance sheets. Due to market fluctuations in value, the value of the liability for the RGGI allowances recorded on the Company’s accompanying consolidated balance sheet may not reflect the final cost of the surrendered RGGI allowances. RGGI allowances are charged to Fuel and transportation on the accompanying consolidated statements of operations when the Generation Facility operates. As of August 8, 2024 and December 31, 2023, the Company recorded accounts payable and accrued expenses of $441 thousand and $81.4 million, respectively, based on weighted average cost and the fair market value for the remaining liability in excess of the RGGI contracts on the accompanying consolidated balance sheets. For the period ended August 8, 2024, and December 31, 2023, RGGI allowance expense was $4.6 million and $47.0 million, respectively, which are reflected as a component of fuel and transportation expense in the accompanying consolidated statements of operations.

GRIDIRON INTERMEDIATE HOLDINGS, LLC

(A Delaware Limited Liability Company)

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

For the period January 1, 2024 to August 8, 2024

and for the year ended December 31, 2023

The Company enters into futures contracts whereby the Company agrees to purchase RGGI allowances at a fixed price to be physically delivered on a future date. These contracts meet the definition of a derivative in accordance with ASC 815 (see note 7 (c)).

(s)	Concentrations of Credit and Market Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of restricted cash, accounts receivable, and derivatives. Restricted cash accounts are generally held at major financial institutions. Accounts receivable are concentrated within entities engaged in the energy industry. These industry concentrations may impact the Company’s overall exposure to credit risk, either positively or negatively, in that customers may be similarly affected by changes in economic, industry, or other conditions.

The Company is exposed to credit losses in the event of noncompliance by counterparties on its derivative financial instruments. The counterparties to these transactions are major financial institutions and established utilities. The Company does not require collateral or other security to support its financial instruments with credit risk.

For the period ended August 8, 2024 and December 31, 2023, revenues from PJM were 91% and 79%, respectively. The remaining 9% and 21%, respectively, were sales to ISO-NE. All revenues are subject to geographical market risks.

(t)	Risks and Uncertainties

The Company is subject to a variety of factors, including the economy, the regulatory environment, the electricity markets, and the availability of capital resources. As with any power generation facility, operation of the Generation Facilities involves risk, including the performance of the facility below expected levels of efficiency and output, shut downs due to the breakdown or failure of equipment or processes, violations of permit requirements, operator error, labor disputes, weather interferences, or catastrophic events such as fires, earthquakes, floods, explosions, pandemics, or other similar occurrences affecting a power generation facility or its power purchasers. The occurrence of any of these events could significantly reduce or eliminate revenues generated by the facilities or significantly increase the expenses of each of the facilities, adversely impacting the Company’s ability to make payments of principal and interest on its debt when due.

(u)	Commitments and Contingencies

In accordance with ASC 450, Contingencies, the Company records a loss contingency for matters when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. Loss contingency reserves are based on estimates and judgments made by management with respect to the likely outcome of matters, including any applicable insurance coverage for such matters, and are adjusted as circumstances warrant. These estimates and judgments could change based on new information, changes in laws or regulations, changes in management’s plans or intentions, the outcome of legal proceedings, settlements or other factors.

GRIDIRON INTERMEDIATE HOLDINGS, LLC

(A Delaware Limited Liability Company)

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

For the period January 1, 2024 to August 8, 2024

and for the year ended December 31, 2023

Additionally, the Company follows the guidance of ASC 460, Guarantees (ASC 460), for disclosing and accounting of guarantees and indemnifications entered into during the course of business. When a guarantee or indemnification subject to ASC 460 is entered into the estimated fair value of the guarantee or indemnification is assessed. Some guarantees and indemnifications could have a financial impact under certain circumstances. Management considers the probability of such circumstances occurring when estimating fair value.

(3)	Property, Plant, and Equipment, Net

Property, plant and equipment, net as of August 8, 2024, and December 31, 2023, consist of the following (in thousands):

	August 08, 2024	December 31, 2023
Land and improvements	$11,050	11,050
Plant and equipment	1,845,315	1,843,272
Capital spares	14,064	11,686
Construction in progress	149	56
Equipment and tools	208	208
Computer software and Hardware	1,161	1,161
Vehicle	428	428
Office furniture & Equipment	80	80
Total property, plant and equipment	1,872,455	1,867,941
Accumulated depreciation	(540,243)	(498,555)
Property, plant and equipment, net	$1,332,212	1,369,386

For the periods ended August 8, 2024, and December 31, 2023, depreciation expense was $41.7 million and $69.3 million, respectively.

(4)	Facility and Contract Commitments

(a)	Energy Management Agreements

The Company has entered into separate EMAs with Engie, BETM, and NextEra to provide energy, fuel and risk management services for each of the Generation Facilities. Engie, BETM, and NextEra primarily market power and capacity, schedule dispatch and supply the natural gas as required to operate the Generation Facilities. Each of the managed Generation Facilities retains the ability to sell power, capacity, or ancillary services to third parties. In July 2023, the Company terminated its agreement with Engie.

Under the agreement with NextEra, the counterparty is required to invoice the Company on a net basis for the prior month’s revenues earned and costs incurred. Each counterparty receives a fixed monthly management fee for their services.

GRIDIRON INTERMEDIATE HOLDINGS, LLC

(A Delaware Limited Liability Company)

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

For the period January 1, 2024 to August 8, 2024

and for the year ended December 31, 2023

Under the agreements with Engie and BETM, the counterparty is required to invoice the Company on a net basis for the prior week’s revenues earned and costs incurred. The counterparty receives a fixed weekly management fee for their services.

During the periods ended August 8, 2024, and December 31, 2023, the Company incurred costs under the EMAs of $733 thousand and $466 thousand, respectively, which are reflected as a component of operating and maintenance expenses on the accompanying consolidated statements of operations.

(b)	Gas Transportation and Storage Agreements

The Company has several firm gas transportation and storage agreements with various counterparties. These agreements call for the counterparties to deliver natural gas, not to exceed the daily maximum, to a specific interconnection point, for either consumption or storage, specified in the respective agreement with certain Generation Facilities. The agreements were renewed in 2023 by mutual agreement.

During the periods ended August 8, 2024, and December 31, 2023, the Company incurred costs of $14.3 million and $23.0 million, respectively, under the gas transportation and storage agreements, which are reflected as a component of fuel and transportation expenses on the accompanying consolidated statements of operations. As of August 8, 2024 and December 31, 2023, the Company has $11.7 million in Letter of Credit (LOC)s outstanding related to the gas transportation and storage agreements.

(c)	Operations and Maintenance Agreements

The Company has separate operations and maintenance (O&M) agreements with IHI Power Services Corp and Ethos Energy Power Operations that provide for the operation and maintenance of each of the Generation Facilities. The Company pays a fixed monthly operating fee and reimburses the operator for all labor costs, including payroll and related taxes, and other related costs. Monthly operating fees are subject to an annual adjustment based on specified indices. The agreements were renewed for an additional year in 2023 by mutual agreement.

During the periods ended August 8, 2024, and December 31, 2023, the Company incurred fixed costs under the O&M agreements of $1.0 million and $1.6 million, respectively, which are recorded under General and administrative expenses, and incurred $7.4 million and $12.1 million of other labor costs, respectively, under the O&M agreements, which are reflected as a component of Operating and maintenance expenses in the accompanying consolidated statements of operations.

(d)	Electric Interconnection Agreements

The Company has electric interconnection agreements with PJM and ISO-NE that connect the Generation Facilities to the electrical power grid.

GRIDIRON INTERMEDIATE HOLDINGS, LLC

(A Delaware Limited Liability Company)

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

For the period January 1, 2024 to August 8, 2024

and for the year ended December 31, 2023

(e)	Long Term Service Agreement

Doswell and Siemens Energy, Inc. have a long term service agreement (LTSA) that provides for outage procedures on certain combustion turbine components. The LTSA term expires on the earlier of the date on which the scheduled 2nd major outage procedures have been completed or September 28, 2030. Doswell pays for these services on a monthly basis based on operating hours multiplied by a contracted rate, subject to escalation, as well as pay periodic fixed milestone payments. The payments are deferred and recorded as an asset until the planned outage maintenance occurs, at which time, the cost of the planned maintenance outage will be expensed and reflected as a component of operating and maintenance expenses on the accompanying consolidated statements of operations.

During the periods ended August 8, 2024, and December 31, 2023, the Company made payments under the LTSA of $3.1 million and $4.7 million, respectively, which were reflected as a prepayment in other noncurrent assets in the accompanying consolidated balance sheets. For the year ended December 31, 2023, planned outage maintenance of $6.6 million was incurred and expensed, reducing Other noncurrent assets on the accompanying consolidated balance sheets. As of August 8, 2024, and December 31, 2023, the prepayments pursuant to the LTSA are $5.9 million and $2.9 million, respectively.

The following table summarizes the obligations with respect to the significant contractual and commercial commitments of the Generation Facilities that have been previously discussed in this note as of August 8, 2024 (in thousands):

	Less than	2 to 3	4 to 5	More than
Contractual obligations	1 year	years	years	5 years	Total
Operations and maintenance agreements	1,058	2,236	2,407	25,151	30,852
Energy management agreements	1,304	2,609	2,609	19,566	26,088
Gas transportation and storage agreements	17,598	35,197	35,197	263,275	351,267
Lease agreement (see note 5)	1,756	3,667	3,870	24,206	33,499
Long term service agreement	4,639	9,933	10,873	122,070	147,515
Total	26,355	53,642	54,956	454,268	589,221

(5)	Leases

The Company has a lease with the Town of Wallingford for 8.5 acres of property, which expires in January 2040. The Company makes monthly payments that are subject to escalation. The Company also has several land leases with various counterparties for the Riverside generation facility, which expire in 2040 and 2041.

The Company does not have any leases that contain variable lease payments. The Company has no leases which contain residual value guarantees provided by the Company.

GRIDIRON INTERMEDIATE HOLDINGS, LLC

(A Delaware Limited Liability Company)

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

For the period January 1, 2024 to August 8, 2024

and for the year ended December 31, 2023

	January 1,
	2024 to
	August 8,	December
	2024	31, 2023
Lease cost (in thousands)
Operating lease cost	$1,187	1,963
Total lease cost	$1,187	1,963

Other information (in thousands):
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$1,145	1,674
Weighted-average remaining lease terms (in years)	15.5	16.1
Weighted-average discount rate	4.75%	4.75%

As of August 8, 2024, outstanding principal balances under the Company’s financing arrangement, presented by calendar year, are as follows (in thousands):

2024	$574
2025	1,775
2026	1,825
2027	1,875
2028	1,926
2029	1,978
Thereafter	23,545
Total operating lease payments	33,499
Less: present value adjustment	(12,191)
Total operating lease liabilities	$21,308

GRIDIRON INTERMEDIATE HOLDINGS, LLC

(A Delaware Limited Liability Company)

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

For the period January 1, 2024 to August 8, 2024

and for the year ended December 31, 2023

(6)	Financing Arrangements

Our financing arrangements consisted of the following as of August 8, 2024, and December 31, 2023 (in thousands):

	Balance
Loan agreement	August 8, 2024	December 31, 2023
Term Loan	$-	40,846
Senior Secured Notes	458,226	458,226
Revolving Facility	59,500	-
Holdco Loan	26,137	26,520
Total debt principal	543,862	525,592
Less: unamortized debt issuance and deferred financing costs	1,082	3,296
Total debt	542,780	522,296
Less: short term debt	59,500	-
Less: current portion	52,069	60,631
Long term debt	431,211	461,665

The amortization of these debt issuance and deferred financing costs is reflected as a component of interest expense, net on the accompanying consolidated statements of operations. For the period ended August 8, 2024, and December 31, 2023, amortization of these costs totaled $2.2 million and $4.2 million, respectively.

Gridiron Funding Credit Agreement

On May 15, 2017, Gridiron Funding executed financing arrangements which consist of the following:

(a)	$590 million term loan (Term Loan), under a credit agreement (Credit Agreement), with a maturity date of June 30, 2024;

(b)	$460 million senior secured notes (Senior Secured Notes), under a note purchase agreement (NPA), with a maturity date of May 15, 2027;

(c)	$150 million revolving and letter of credit facility (Revolving Facility) under the Credit Agreement, with a maturity date of June 30, 2022, used to (i) finance working capital and for general corporate purposes, (ii) support obligations under certain agreements and (iii) satisfy certain collateral requirements with respect to maintenance and operations.

The Credit Agreement permits both Eurodollar and base rate loans. The interest rate on Eurodollar loans is equal to the LIBOR for the applicable term of the loan plus an applicable margin of 2.50% through May 15, 2022 and 2.75% thereafter. Interest rates on base rate loans are equal to the prime rate plus an applicable margin of 1.5% through May 15, 2022 and 1.75% thereafter. On June 29, 2023, the Credit Agreement was amended to replace LIBOR with Secured Overnight Financing Rate (Term SOFR) as the applicable benchmark interest rate. The interest rates in effect as of August 8, 2024 for the Revolving Facility was 8.20%. The interest rates in effect as of December 31, 2023 for both the Term Loan and the Revolving Facility was 8.21%.

GRIDIRON INTERMEDIATE HOLDINGS, LLC

(A Delaware Limited Liability Company)

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

For the period January 1, 2024 to August 8, 2024

and for the year ended December 31, 2023

Mandatory amortization of the Term Loan ranges from 3.0769% to 4.6154% of the original outstanding principal amount, payable quarterly. Optional prepayment of the Term Loan is permitted. Mandatory amortization will be ratably reduced in the event of optional or mandatory prepayments.

The Senior Secured Notes pay interest quarterly at a fixed interest rate of 5.64%. Quarterly principal payments of $10.4 million will commence on September 30, 2024. The remaining principal balance of the Senior Secured Notes will be due and payable on the stated maturity date of June 30, 2027. Under the NPA, Gridiron Funding can voluntarily prepay the notes series in whole or in part. Gridiron Funding is required to provide written notice of each prepayment and to pay a make whole amount equal to the excess, if any, of the discounted value of the remaining scheduled payments over the amount of the called principal. In September 2023, the Company prepaid $1.8 million of the Senior Secured Notes, which reduced a portion of future obligations due.

Under the terms of the Depositary Agreement (Depositary Agreement), the receipt of revenues, debt service payments and the payments for certain categories of expenses are segregated into separate bank accounts. Gridiron Funding has established the required bank accounts and has pledged all its rights, title and interest in the bank accounts as security for its payment obligations under the Credit Agreement and NPA. Quarterly, subject to the priority allocations of cash described in the Depositary Agreement, which requires payments of, among other items, operating expenses, funding of certain reserve accounts, and payment of mandatory interest and principal in accordance with the Credit Agreement and NPA, any excess cash flow after meeting the distribution conditions which include maintaining a debt service coverage ratio in excess of 1:20 to 1:00 for the preceding and following four quarters, is permitted to be distributed to the Company’s member (see Note 11).

Additionally, all obligations of Gridiron Funding under the Guarantee and Collateral Agreement are guaranteed by Gridiron Holdings, LLC, the Company and its subsidiaries.

Under the Common Terms Agreement, Gridiron Funding is also required to maintain and have available a debt service reserve at least equal to the aggregate scheduled principal, interest, interest rate swaps settlement, and other scheduled debt service projected to be payable under the agreement for the six-month period occurring after the last day of each calendar quarter. As of both August 8, 2024 and December 31, 2023, the Company had a LOC in the amount of $22.1 million and $33.9 million, respectively.

Under the Common Terms Agreement, Gridiron Funding is also required to maintain and have available a major maintenance reserve in the form of cash or LOCs of at least equal to the aggregate major maintenance expenses related to the Generation Facilities reasonably anticipated becoming due within the six-month period occurring after the last day of each calendar quarter. As of both August 8, 2024 and December 31, 2023, the Company had a LOC in the amount of $10.8 million.

In 2022, the Company had entered into a Loan Modification Agreement (Modification Agreement). Under the Modification Agreement, the Revolving Facility maturity date was extended to December 31, 2025.

GRIDIRON INTERMEDIATE HOLDINGS, LLC

(A Delaware Limited Liability Company)

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

For the period January 1, 2024 to August 8, 2024

and for the year ended December 31, 2023

As December 31, 2023, Gridiron Funding had $40.8 million under the Term Loan. As of August 8, 2024, and December 31, 2023, the Company had $59.5 million and $0 million, respectively, of loans outstanding under the Revolving Facility. Additionally, there were LOCs of $48.1 million and $61.4 million, respectively, outstanding under the Revolving Facility.

Gridiron Intermediate Holdings Credit Agreement

On August 29, 2019, the Company closed on financing a term loan (Holdco loan). The financing consisted of a $51 million six-year term loan at LIBOR + 3.25% for the first four years and LIBOR + 3.50% thereafter. On March 31, 2023, the Holdco loan Agreement was amended to replace LIBOR with Term SOFR. Additionally, there was a $12 million six- year letter of credit facility to fund the required debt service reserve. As of August 8, 2024 and December 31, 2023, the company had $26.1 million and $26.5 million, respectively, outstanding under the Holdco loan.

Under the terms of the Credit Agreement, the receipt of revenues, debt service payments and the payments for certain categories of expenses are segregated into separate bank accounts. The Company has established the required bank accounts and has pledged all its rights, title and interest in the bank accounts as security for its payment obligations under the Credit Agreement. Quarterly, subject to the priority allocations of cash described in the Credit Agreement, which requires payments of, among other items, operating expenses, funding of certain reserve accounts, and payment of mandatory interest and principal in accordance with the Credit Agreement, any excess cash flow after meeting the distribution conditions which include maintaining a debt service coverage ratio in excess of 1:20 to 1:00 for the preceding and following four quarters, is permitted to be distributed to the Company’s member (see Note 11).

Additionally, all obligations of the Company under the Collateral Agency Agreement are guaranteed by Gridiron Holdings, LLC, the Company and its subsidiaries.

Under the terms of the Credit Agreement, the Company and its subsidiaries are required to hedge a minimum of 75% of the sum of the outstanding principal amount of the Holdco loan until the four year anniversary of the Holdco loan. The minimum hedge requirement was satisfied through several interest rate derivatives.

Under the Credit Agreement, the Company is also required to maintain and have available a debt service reserve at least equal to the aggregate scheduled principal, interest, interest rate swaps settlement, and other scheduled debt service projected to be payable under the agreement for the six-month period occurring after the last day of each calendar quarter, As of August 8, 2024 and December 31, 2023, the Company had LOCS of $3.5 million and $1.5 million, respectively to satisfy this requirement.

GRIDIRON INTERMEDIATE HOLDINGS, LLC

(A Delaware Limited Liability Company)

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

For the period January 1, 2024 to August 8, 2024

and for the year ended December 31, 2023

As of August 8, 2024, minimum principal payments for the next five years for the Company’s financing arrangements, presented by calendar year, are as follows (in thousands):

	2024	2025	2026	2027	2028	2029
Gridiron Funding Senior Secure Notes	20,753	41,506	41,506	354,461	-	-
Revolving Facility	-	59,500	-	-	-	-
Holdco Loan	1,148	24,990	-	-	-	-
Minimum principal payments	21,901	125,996	41,506	354,461	-	-

(7)	Derivative Instrument and Hedging Activities

The Company utilizes interest rate swaps to reduce its exposure to market risks from changing interest rates. The Company has entered into multiple separate derivative agreements for the Generation Facility. The following is a summary of the terms of these agreements.

(a)	Interest Rate Swaps

In September 2019, the Company entered into three interest rate swap agreements, with an initial aggregate amortizing notional amount of approximately $38.3 million, and a maturity date of October 31, 2023, to effectively convert the floating interest rates on a portion of the Holdco loan to a fixed interest rate averaging 1.5%.

(b)	Heat Rate Call Options

The Company entered into several daily financial heat rate call option contracts with various counterparties. These contracts provide for receipt of fixed option premium payments by certain Generation Facilities, net of energy settlements based on a fixed heat rate, power reference index price, gas reference index price, and certain energy prices. Additionally, the aforementioned Generation Facilities retain dispatch control over all of the contracted facilities and receive all proceeds from the physical sale of energy, capacity, and ancillary services. The heat rate call options are marked to market with changes in fair value recognized in current period earnings.

(c)	Commodity Derivatives

The Company entered into various energy related derivatives to manage the commodity price risk associated with power revenues and fuel costs, including:

a)	Power Swap Contracts which require payments to or from counterparties based upon the difference between the contract and the market price for a predetermined notional amount. These contracts are used to manage commodity price risk associated with changes in the RTOs power prices.

b)	Gas Swap and Optimization Contracts which require payments to or from counterparties based upon the difference between the contract and the market price for a predetermined notional amount. These contracts are used to manage commodity price risk at multiple delivery points associated with changes in fuel prices.

GRIDIRON INTERMEDIATE HOLDINGS, LLC

(A Delaware Limited Liability Company)

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

For the period January 1, 2024 to August 8, 2024

and for the year ended December 31, 2023

c)	RGGI Futures Contracts which two parties agree to exchange a fixed number of allowances of a certain vintage year at a fixed price for a specific delivery month.

The contracts mentioned above are entered into as part of the Company’s overall hedging strategy with respect to commodity price risk associated with energy gross margin. The Company records changes in the fair value of the commodity derivatives in the accompanying consolidated statement of operations in the current period

(d)	Capacity Swap

The Company entered into a Master Power Purchase and Sale Agreement (MPPSA) with Central Virginia Electric Cooperative (CVEC) for a capacity swap of 30 MW of daily unforced capacity load (UCAP) for the period of June 1, 2017 through May 31, 2027. The contract provides for the Company to receive fixed capacity payments, escalating annually at 3%, in exchange for floating capacity payments set by prices settled in the capacity auction conducted by PJM. This swap is marked to market with changes in fair value recognized in current period earnings. The Company issued a LOC in favor of CVEC, as security under the MPPSA, in the amount of $500 thousand.

The Company’s outstanding net position as of August 8, 2024, presented by calendar year, is summarized in the following table (in thousands):

		2024	2025	2026	2027	2028	2029
Power Swap Contracts (MWh)	Sell	1,924	2,047	3,942	3,942	-	-
Gas Swap Contracts (MMBTU)	Buy	18,550	20,260	27,516	31,719	-	-
Heat Rate Call Option (MW)	Sell	400	400	-	-	-	-
Capacity Swap Contract (MW)	Sell	30	30	30	30	-	-
RGGI Futures Contract (CO2)	Buy	-	-	1,500	2,500	-	-

Fair Value Measurements

The following tables set forth by level within the fair value hierarchy the assets and liabilities of the Company that were accounted for at fair value on a recurring basis as of August 8, 2024, and December 31, 2023. These assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of fair value of assets and liabilities and their placement within the fair value hierarchy levels. The three levels of the fair value hierarchy defined by ASC 820 are as follows:

• Level 1 – Quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

• Level 2 – Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date. Level 2 includes those financial instruments that are valued using models or other valuation methodologies. These models are primarily industry-standard models that consider various assumptions, including quoted forward prices for commodities, time value, volatility factors, and current market and agreement prices for the underlying instruments, as well as other relevant economic measures. Substantially all of these assumptions are observable in the marketplace throughout the full term of the instrument, can be derived from observable data, or are supported by observable levels at which transactions are executed in the marketplace.

GRIDIRON INTERMEDIATE HOLDINGS, LLC

(A Delaware Limited Liability Company)

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

For the period January 1, 2024 to August 8, 2024

and for the year ended December 31, 2023

• Level 3 – Pricing inputs include significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value.

The following tables present assets and liabilities measured and recorded at fair value on the Company’s accompanying consolidated balance sheets and their level within the fair value hierarchy as of August 8, 2024, and December 31, 2023 (in thousands):

	Fair value as of August 8, 2024
	Level 1	Level 2	Level 3	Total
Commodity derivative – assets	-	176,438	-	176,438
Commodity derivative – liabilities	-	(325,698)	-	(325,698)
RGGI future contract – assets	-	17,603	-	17,603
Capacity swap – liabilities	-	-	(1,664)	(1,664)
Heat rate call options – liabilities	-	-	(70,077)	(70,077)
Derivative instrument liabilities (net)	$-	(131,657)	(71,741)	(203,398)

	Fair value as of December 31, 2023
	Level 1	Level 2	Level 3	Total
RGGI futures contract - assets	-	1,078	-	1,078
Commodity derivative – assets	-	215,945	-	215,945
Commodity derivative – liabilities	-	(373,062)	-	(373,062)
Capacity swap – assets	-	-	2,349	2,349
Heat rate call options – assets	-	-	58	58
Heat rate call options – liabilities	-	-	(116,131)	(116,131)
Derivative instrument liabilities (net)	$-	(156,039)	(113,724)	(269,763)

For the periods ending August 8, 2024, and December 31, 2023, the Company did not have any transfers between Levels 1, 2, or 3.

Fair value measurements using significant unobservable inputs (Level 3)
Beginning balance as of January 1, 2024	$(113,724)
Total gain on risk management activities	3,108
Settlements	38,875
Ending balance as of August 8, 2024	$(71,741)

GRIDIRON INTERMEDIATE HOLDINGS, LLC

(A Delaware Limited Liability Company)

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

For the period January 1, 2024 to August 8, 2024

and for the year ended December 31, 2023

Fair value measurements using significant
unobservable inputs (Level 3)
Beginning balance as of January 1, 2023	$(252,325)
Total gain on risk management activities	72,900
Settlements	65,701
Ending balance as of December 31, 2023	$(113,724)

The following tables provide quantitative information for financial instruments classified as Level 3 in the fair value hierarchy for the periods ended August 8, 2024, and December 31, 2023:

	Fair Value as of				Average Ratio
	August 8,	December 31,	Valuation		August 8,	December 31,
	2024	2023	Technique	Significant Inputs	2024	2023
Heat rate call options	$(70,077)	(116,073)	Model	Electricity regional prices	$50.25	41.36
				Natural gas prices	$3.13	2.78
				Power price volatility	30.8%	51.2%
				Gas price volatility	50.9%	58.9%
Capacity swap	$(1,664)	2,349	Model	Electricity regional prices	$131-144	131-144

The following tables present information concerning the impact of the derivative instruments on the accompanying consolidated balance sheets and accompanying consolidated statements of operations.

GRIDIRON INTERMEDIATE HOLDINGS, LLC

(A Delaware Limited Liability Company)

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

For the period January 1, 2024 to August 8, 2024

and for the year ended December 31, 2023

Impact of Derivative Instruments on the Accompanying Consolidated Balance Sheets

The following tables present the classifications and fair value of derivative instruments on the accompanying consolidated balance sheets As of August 8, 2024, and December 31, 2023 (in thousands).

		August 8,	December 31,
Instrument	Balance sheet location	2024	2023
Derivatives not designated as hedging activities:
RGGI futures contracts	Derivative instrument - assets – short term	$-	1,078
RGGI futures contracts	Derivative instrument - assets - long term	17,603	-
Commodity derivatives	Derivative instrument - assets - short term	50,877	62,723
Commodity derivatives	Derivative instrument - assets - long term	125,561	153,222
Commodity derivatives	Derivative instrument - liabilities - short term	(72,793)	(94,090)
Commodity derivatives	Derivative instrument - liabilities - long term	(252,905)	(278,972)
Capacity swaps	Derivative instrument - assets - short term	915	991
Capacity swaps	Derivative instrument - assets - long term	-	1,358
Capacity swaps	Derivative instrument - liabilities - short term	(225)	-
Capacity swaps	Derivative instrument - liabilities - long term	(2,354)	-
Heat rate call options	Derivative instrument - assets - short term	-	58
Heat rate call options	Derivative instrument - liabilities - short term	(48,482)	(54,656)
Heat rate call options	Derivative instrument - liabilities - long term	(21,595)	(61,475)
Total derivatives not designated as hedging activities		(203,398)	(269,763)
Total derivatives, net liability		$(203,398)	(269,763)

Impact of Derivative Instrument on the Accompanying Consolidated Statements of Operations

The following tables present the disclosure of the location and amount of gains and losses on derivative instruments in the accompanying consolidated statements of operations for the periods ended August 8, 2024, and December 31, 2023, by type of instrument.

The impact of derivative instruments that have not been designated as hedging instruments (in thousands):

		Amount of gain (loss) in
		income on derivative for the
		periods ended
	Location of gain (loss) recognized in income	August 8,	December 31,
Instrument	on derivatives	2024	2023
Derivatives not designated as hedges:
Commodity derivatives - power	Gain on risk management activities	$42,329	186,735
Commodity derivatives - gas	Loss on risk management activities	(18,977)	(135,908)
Heat rate call options	Gain on risk management activities	23,945	105,867
Interest rate swap agreements	Interest expense, net	-	585
RGGI future contracts	Gain on risk management activities	14,925	1,500
Total gain in income on derivatives		$62,222	158,782

GRIDIRON INTERMEDIATE HOLDINGS, LLC

(A Delaware Limited Liability Company)

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

For the period January 1, 2024 to August 8, 2024

and for the year ended December 31, 2023

Offsetting of Derivative Assets and Liabilities

The Company has not elected to present derivative assets and liabilities on the balance sheets by offsetting amounts that could be netted pursuant to agreements with the Company’s counterparties.

The following tables present the gross and net derivative assets and liabilities and shows the effect if the offsetting amounts were shown net pursuant to agreements with the Company’s counterparties on the accompanying consolidated balance sheets As of August 8, 2024, and December 31, 2023 (in thousands):

		Offsetting
	Gross amounts not	amounts of
	offset in financial	derivative	Net amounts after
	statements As of	instruments As of	offset As of
	August 8, 2024	August 8, 2024	August 8, 2024
Assets from risk management activities	$194,956	(145,141)	48,815
Liabilities from risk management activities	(398,354)	145,141	(253,213)
Net risk management activities	$(203,398)	—	(203,398)

		Offsetting
	Gross amounts not	amounts of
	offset in financial	derivative	Net amounts after
	statements as of	instruments as of	offset as of
	December 31, 2023	December 31, 2023	December 31, 2023
Assets from risk management activities	$219,430	(169,927)	49,503
Liabilities from risk management activities	(489,193)	169,927	(319,266)
Net risk management activities	$(269,763)	—	(269,763)

(8)	Related Party Transactions

The Company receives certain overhead administrative and management services from an affiliate. These costs are not allocated to the Company. All other costs related to the operation and management of the Generation Facilities are reflected in the accompanying consolidated statements of operations.

GRIDIRON INTERMEDIATE HOLDINGS, LLC

(A Delaware Limited Liability Company)

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

For the period January 1, 2024 to August 8, 2024

and for the year ended December 31, 2023

(9)	Commitments and Contingencies

The Company enters into contracts in the ordinary course of business that contain various representations, warranties, indemnifications, and guarantees. Some of the agreements contain indemnities that cover the other party’s negligence or limit the other party’s liability with respect to third-party claims, in which event the Company effectively indemnifies the other party. While there is the possibility of a loss related to such representations, warranties, indemnifications, and guarantees in the contracts and such loss could be significant, the Company considers the probability of loss to be remote.

The Company is from time to time a party to certain other claims arising in the ordinary course of business. The Company is of the opinion that final disposition of these claims will not have a material adverse effect on the Company’s consolidated balance sheets, statements of operations, or cash flows.

(10)	Capacity Performance Penalties and Bonuses

In late December 2022, Winter Storm Elliot brought severe cold weather, high winds, and some snow throughout most of the US causing energy demands to rise rapidly, generation facilities to fail to perform and natural gas production to go offline. PJM experienced approximately 23 hours of capacity performance events from December 23-24, 2022 across PJM’s entire footprint. Certain generation facilities failed to meet the capacity demands during this time, while certain facilities were able to generate additional power to meet increased demand. As a result, certain generation facilities were subject to penalty or bonus payments which will result in cash settlements in 2023 and 2024.

A settlement in principle was filed with FERC in September 2023, which reduced bonuses and penalties by approximately 32%. FERC also granted a waiver allowing PJM to defer collection of the remaining unbilled non-performance charges and suspended remaining bonus payments associated with Winter Storm Elliott until FERC decides on the merits of the settlement. In December 2023, FERC approved the settlement without modification. As a result of such settlement, the Company recognized in 2023 a net gain in the amount of $9.0 million from penalties and bonuses, which is reflected in Energy and capacity revenues on the accompanying consolidated statements of operations

As December 31, 2023, the Company has a remaining balance in the amount of $91 thousand, related to net bonus payments in accounts receivable on the accompanying consolidated balance sheet.

(11)	Member’s Equity

Profits, losses and distributions are allocated in accordance with the provisions of the Company’s limited liability agreement. During the period ended August 8, 2024, and December 31, 2023, the Company received contributions of $4.0 million and $3.5 million, respectively, from Gridiron Energy, LLC.

(12)	Change in Accounting Principle

The Company changed its method of accounting for interest rate swap agreements to remove the application of the simplified hedge accounting alternative available for private companies. These consolidated financial statements have been revised to remove the application of hedge accounting resulting in changes in the fair value of interest rate swaps now being recognized in earnings. This change has been applied retrospectively to all periods presented.

GRIDIRON INTERMEDIATE HOLDINGS, LLC

(A Delaware Limited Liability Company)

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

For the period January 1, 2024 to August 8, 2024

and for the year ended December 31, 2023

The effects of this change in accounting principle on the Company’s consolidated financial statements as of and for the year ended December 31, 2023 are as follows (in thousands):

	2023 Previously	2023 As	2023 Effect of
Financial Statement Line Item	Reported	Revised	Change
Consolidated Statements Operations
Interest expense, net	$(41,869)	(42,454)	(585)
Net income	$144,352	143,767	(585)
Consolidated Statements of Member’s Equity
Balances at December 31, 2022 – Member’s Interest	$414,542	415,127	585
Balances at December 31, 2022 – Accumulated other comprehensive income	$585	-	(585)
Other comprehensive loss	$(585)	-	585
Net income	$144,352	143,767	(585)
Consolidated Statements of Comprehensive Income
Change in unrealized gain on derivatives	$(585)	-	585
Consolidated Statements of Cash Flows
Net income	$144,352	143,767	(585)
Risk management activities	$(163,371)	(162,786)	585

(13)	Subsequent Events

On August 9, 2024, Gridiron Holdings contributed the equity interests of the Company to the newly formed entity, Lightning Power Holdings, LLC (Lightning), in exchange for 32% of Class A common units in Lightning.